July 26, 2011 Tom Hemingway, President Force Fuels, Inc 1503 South Coast Drive Suite 206 Costa Mesa, CA 92626	2361 Campus Drive, Suite 100 Irvine, CA 92612 ph/949-852-1700 + 800-830-5333 fx/ 949-852-1722 email/info@hunterwise.com www.hunterwise.com

Dear FrankDear Tom:

This Engagement Agreement (‘Agreement’) defines the scope of services to be provided by Hunter Wise Financial Group, LLC, and/or Hunter Wise Securities, LLC, a FINRA registered Broker/Dealer, (hereinafter collectively, “Hunter Wise”) to Force Fuels, Inc Simplified(the ‘Company’), as well as the compensation to be paid by the Company to Hunter Wise in exchange.

1.0           Engagement.

1.1  Advisory Services.    Hunter Wise will provide advisory services to the Company in the areas of mergers, acquisitions, corporate development, corporate finance and/or capital placement transactions. Hunter Wise will assign Managing Director Christopher Gayde to lead its activities and act as primary interface with the Company. Hunter Wise may also introduce other firms, products and services to the Company as needed during the normal course of business and act as coordinator for all activities within its purview. It is also understood that Hunter Wise is acting as an advisor only, and shall have no authority to enter into any commitments on the Company’s behalf, or to negotiate the terms of any transaction, or to hold any funds or securities in connection with any transaction or to perform any other acts on behalf of the Company without the Company’s express written consent. During the course of the Engagement Period (defined below), it is anticipated that the Company will choose to merge with another entity, sell its stock, membership interests or assets to another entity, or execute one or more corporate development, corporate finance and/or capital placement transactions. Hunter Wise will assist the Company in executing these transactions on a best efforts basis, on terms satisfactory to the Company. Hunter Wise will act as exclusive advisor and/or placement agent on these transactions in accordance with the terms of Section 2.2 below.

2.0           Engagement Terms.

2.1  Engagement Period.    The period of Hunter Wise’s engagement (the “Engagement Period”) will expire upon the earlier to occur of (i) 12twelve (12) months from the date we receive an executed copy of the Agreement from the Company or (ii) the mutual written agreement of the Company and Hunter Wise. The Engagement Period shall be extended for additional six (6) month periods under the same terms and conditions as described herein, unless otherwise terminated by either party by written notice of the Company or Hunter Wise. Notwithstanding the foregoing, Hunter Wise may, at its sole option, terminate its obligation hereunder at any time without liability if, in the reasonable opinion of Hunter Wise, a change has occurred in the Company’s financial condition, results of operations, properties, business prospects or the composition of the Company’s management or Board of Directors, which, in Hunter Wise’s sole determination, has adversely affected the Company’s business.

Founding Member International Corporate Finance Group (ICFG) A Unique Global Alliance info@icfg.net

Force Fuels
July 26, 2011

2.2  Exclusivity.    The Company engages Hunter Wise on an exclusive basis. The Company shall not be permitted to engage any other firm or person as an investment banker or other professional intermediary for the duration of the Engagement Period. Notwithstanding any other provisions of this Agreement, if at any time during the thirty-six (36) month period following the end of the Engagement Period the Company completes any transaction as defined in Paragraph 3.1 through Paragraph 3.2.4 inclusive with any party or potential party identified by Hunter Wise, or an affiliate of any such entity, or who became known to the Company from any other source during the Engagement Period, upon the closing of any such transaction (a “Closing”) Hunter Wise will be paid the compensation which would be due under Section 3.0 hereof.

2.3  Right of First Refusal.    The Company will provide Hunter Wise with the right of first refusal for one (1) year from the date of the termination of this Agreement to serve as a financial advisor or to act as a joint financial advisor on at least equal economic terms on any public or private financing (debt or equity), merger, business combination, recapitalization or sale of some or all of the equity or assets of the Company (collectively, “Future Services”).  In the event the Company notifies Hunter Wise of its intention to pursue an activity that would enable Hunter Wise to exercise its right of first refusal to provide Future Services, Hunter Wise shall notify the Company of its election to provide such Future Services, including notification of the compensation and other terms to which Hunter Wise claims to be entitled, within thirty (30) days of written notice by the Company.  In the event the Company engages Hunter Wise to provide such Future Services, Hunter Wise will be compensated consistent with Paragraphs 3.1 through 3.4 inclusive of this Agreement, unless mutually agreed otherwise by the Company and Hunter Wise.

3.0           Compensation.

Hunter Wise may perform a variety of services, in exchange for which Hunter Wise shall receive one or more payments for its services (‘Success Fees’) as follows:

3.1  M&A Transaction.    Other than in the Company’s normal course of business activities, any sale of stock, membership interests or assets of the Company that constitutes a controlling interest of the Company, majority recapitalization, merger, acquisition, joint venture, strategic alliance, technology partnership, distribution agreement, licensing agreement or other similar agreements (‘M&A Transaction’) shall accrue compensation to Hunter Wise under a percentage fee of the Aggregate Consideration (as defined below) calculated as follows: 6$200,000 plus three percent (3%) of the M&A Transaction’s Aggregate Consideration. ’Aggregate Consideration’ is defined as the total consideration to be received directly or indirectly by Company, its owners, shareholders, members and/or affiliates as a result of the M&A Transaction, including economic benefits realized, but not limited to: cash, cash equivalents, debt assumed or settled at Closing, equity retained, notes made to Company or its successor beneficiaries, assets to be retained by Company, its owners, shareholders, members and/or affiliates as a result of the M&A Transaction, earn outs, royalties, real property sold or leased, equipment and/or intellectual properties sold or leased, employment or consulting agreements in excess of fair market rates, and stock, membership interest or other securities that are received in exchange for Company’s stock, membership interests or assets.

Founding Member International Corporate Finance Group (IFCG) A Unique Global Alliance info@ifcg.net

Force Fuels
July 26, 2011

The portion of the Success Fee attributable to earn outs or royalty payments (i.e., financial instruments or agreement whose value at closing cannot be determined due to their being based solely on the future sales, earnings or other financial performance) will be deferred until such earn outs or royalty payments are received in whole or part. However, in no circumstances shall the minimum Success Fee due at closing for an M&A Transaction be less than $250,000.

3.2  Corporate Finance.    All corporate finance activities for the benefit of the Company (not in the ordinary course of business) will result in a Success Fee to Hunter Wise according to the corresponding categories in sections 3.2 to 3.3 below. All of these activities are subject to a minimum Success Fee of $250,000.

3.2.1  Secured Debt Financing.    For any secured debt financing which includes senior debt financing, revolving lines of credit, equipment lease financing, purchase order financing, accounts receivable, or any other type of secured debt financing with an interest rate of less than 500 basis points above the prime rate, all of which do not have any form of equity participation rights, Hunter Wise shall receive upon the loan’s Closing a Success Fee, payable in cash, equal to twotwo (22%) of the gross proceeds received by the Company.

3.2.2  Subordinated Debt Financing.    For any subordinated debt investment or secured debt financing with an interest rate of 500 basis points or more above the prime rate placed for the Company, including notes, term loans, promissory notes, debentures, etc., Hunter Wise shall receive upon the loan’s Closing: (i) a Success Fee, payable in cash, equal to fourfour percent (44%) of the gross proceeds received by the Company from such Closing, plus (ii) warrants in the entity financed, with a cashless exercise provision, equal to four fourpercent (44%) of the gross proceeds received by the Company from such Closing, exercisable at a strike price equal to one hundred percent (100%) of the fair market value price of the common stock or membership interest for the Company as of the date the Company receives the funds, in whole or in part, at any time within five (5) years from issuance.

3.2.3  Equity Investment.    For any equity investment into the Company, including any common stock, preferred stock, convertible preferred stock, membership interest, convertible debentures, subordinated debt with warrants or any other securities convertible into common stock, or any other form of debt instrument involving any other form of equity participation, Hunter Wise shall receive upon Closing:  (i) a Success Fee, payable in cash, equal to ten percent (108%) of the gross amount to be disbursed to the Company from such Closing plus (ii) warrants in the entity financed, with a cashless exercise provision, equal to ten eightpercent (108%) of the gross amount to be disbursed to the Company from such Closing, exercisable at a strike price equal to one hundred percent (100%) of the fair market value price of the common stock or membership interest for the Company as of the date the Company receives the funds, in whole or in part, at any time within five (5) years from issuance.

Founding Member International Corporate Finance Group (IFCG) A Unique Global Alliance info@ifcg.net

Force Fuels
July 26, 2011

3.2.4  Public Offering.    For any initial public or secondary offering during the course of this Engagement Period or any extensions thereof, and for one (1) year from the termination of this Agreement, Hunter Wise will act as the exclusive advisor to the Company in connection with assisting and advising the Company in choosing an investment bank for underwriting of the offering.  Hunter Wise’s advisor fees hereunder shall be oneone percent (11%) of the aggregate amount of the offering, plus warrants equal to an additional oneone percent (11%) of the aggregate amount of the offering.

3.3  Advisory Fee.    The Company will, simultaneously with delivery of this executed Agreement to Hunter Wise, make a12,500 non-refundable payment of twenty five thousand dollars ($25,000) herein (‘Advisory Fee’). Force Fuels, at its discretion, will be allowed to pay in FOFU stock valued at $50,000 split evenly between immediately tradeable stock and restricted stock with the stock having a value of $0.10 (ten cents) per share.

3.4  Expenses.    In addition to any Success Fees payable to Hunter Wise herein, the Company will reimburse Hunter Wise monthly for Hunter Wise’s reasonable direct out-of-pocket expenses incurred in connection with its services.

4.0           Other.

4.1  Offering Materials.    Hunter Wise will use no offering materials other than such materials prepared and/or approved by the Company or approved by Company’s counsel. The Company agrees to use its best efforts to approve and/or prepare, as necessary, any offering materials within thirty (30) days from the date the Company advises Hunter Wise that it intends to execute a financial transaction, in accordance with Section 1.2 hereof.

4.2  Closing.    Hunter Wise will assist with the Closing of any M&A Transaction or corporate finance activity which will occur through an escrow agent reasonably acceptable to the Company and Hunter Wise. The cost of such escrow will be that of the Company. Compensation to Hunter Wise is due when the M&A Transaction or corporate finance activities are completed and offering proceeds are first disbursed for use by the Company. It is agreed that the escrow agent or buyer shall directly distribute the Success Fee to Hunter Wise simultaneously with the Company’s receipt of funds.

4.3  Confidentiality.    This Agreement is for the confidential use of the Company and Hunter Wise only and may not be disclosed by the Company to any person other than its attorneys, accountants and financial advisors, and only on a confidential basis in connection with the proposed transaction or financing, except where disclosure is required by law or is mutually consented to in writing by Hunter Wise and the Company.

Founding Member International Corporate Finance Group (IFCG) A Unique Global Alliance info@ifcg.net

Force Fuels
July 26, 2011

4.4  Disclosure.    During the Engagement Period and for sixty (60) days thereafter, the Company agrees not to issue any press releases or communications to the public relating to the transactions or financings without Hunter Wise’s prior approval or unless otherwise required by law, which will not be unreasonably withheld or delayed, and the Company agrees that such press release will state that the transaction and/or financing was arranged by Hunter Wise, unless we mutually agree otherwise or unless otherwise required by law. The Company further agrees that Hunter Wise may, at its own expense, publicize its services to the Company hereunder including, without limitation, issuing press releases, placing advertisements and referring to the transaction or financing on Hunter Wise’s website.

4.5 No Representation.     Hunter Wise makes no representations, expressed or implied that it will affect an M&A Transaction or corporate finance activity as a result of the services furnished under this Agreement. The duties of Hunter Wise shall not include legal or accounting services, which shall be procured by the Company at its own expense. The Company shall furnish to Hunter Wise complete and accurate current and historical business information and shall promptly inform Hunter Wise of any changes which may materially affect its business or Hunter Wise’s services under this Agreement.

4.6  Registration.     In the event the Company undertakes a public offering, the Company hereby grants Hunter Wise “piggyback” registration rights for the stock or membership interests of the Company underlying any warrants issued as part of the Success Fee to Hunter Wise as described herein.

4.7  Indemnification.    The Company shall indemnify and hold harmless Hunter Wise from and against all claims, damages, losses and liabilities (including, without limitation, reasonable attorneys’ fees and expenses) arising out of or based upon (i) any misstatement or omission or alleged misstatement or omission, in any Company documentation or any other materials or information supplied or approved by the Company which are disseminated by Hunter Wise to third parties, including financing sources, or (ii) any agreement between the Company and any financing source; except that the Company shall not be liable for any claim damage, loss or liability which is finally determined by arbitration as described in Paragraph 4.8 below to have resulted from Hunter Wise’s fraud, gross negligence or willful misconduct. In any action where the Company’s indemnity applies, Hunter Wise shall be entitled to its own separate counsel at the Company’s expense. Neither termination nor completion of this Agreement shall affect these indemnification provisions, which shall survive any such termination or completion and remain operative and in full force and effect.

4.8  Governing Law / Arbitration.    The terms of this Agreement will be governed by and interpreted in accordance with the internal laws of the State of ArizonaCalifornia, without regard to the principles of conflict of laws.  Any controversy, dispute or claim between the parties relating to this Agreement shall be resolved by binding arbitration in MaricopaOrange County, California in accordance with the rules of the American Arbitration Association. The parties agree that in the event that any controversy, dispute or claim between the parties relating to this Agreement is resolved by binding arbitration, the prevailing party, if any, as determined by the arbitrator’s award, shall be entitled to reimbursement of all expenses incurred in the arbitration including reasonable attorneys’ fees, provided that in no event shall the arbitrator have the authority to award punitive damages. Judgment on the award may be entered in any court having jurisdiction over the award.

Founding Member International Corporate Finance Group (IFCG) A Unique Global Alliance info@ifcg.net

Force Fuels
July 26, 2011

4.9  Successors and Assigns.     This Agreement is binding on all successors and assigns. However, it shall not be assigned without the prior written consent of the other party.

4.10 Client Identification Program.     To help the government fight the funding of terrorism and money laundering activities, federal law requires financial institutions including Hunter Wise to obtain, verify, and record information that identifies each person and/or firm with whom we do business.

4.11 Authority.     By signing this Agreement the signing party represents that he or she has unconditional authority to enter into this Agreement on behalf of the Company.

4.12  Miscellaneous.    The Company undertakes and represents to Hunter Wise that the number of shares or membership interests necessary to fulfill any offerings will be available at Closing; that the number of shares of common stock or membership interests underlying the shares or membership interests will be available upon each conversion of the shares or membership interests; that the shares of common stock or membership interests underlying the warrants will be available upon exercise of the warrants; and that the Company will comply in all respects with the terms of each purchase agreement and registration rights agreement entered into with the purchasers of the shares or membership interests.

If the foregoing is acceptable, please sign and return to Hunter Wise a copy of this Agreement, a copy of the Operating Agreement along with the Advisory Fee. This Agreement shall represent the entire agreement between us with respect to the matters addressed herein. We look forward to working with you and remain,

Founding Member International Corporate Finance Group (IFCG) A Unique Global Alliance info@ifcg.net

Force Fuels
July 26, 2011

Yours very truly,

Hunter Wise Financial Group, LLC	Force Fuels, Inc
______________________________	____________________________
By: Christopher Gayde Managing Director	By: Tom Hemingway, President Date:
Hunter Wise Securities, LLC
______________________________
By: Christopher Gayde Managing Director

Founding Member International Corporate Finance Group (IFCG) A Unique Global Alliance info@ifcg.net